DISTRIBUTION AGREEMENT

This distribution agreement (“Agreement”) is dated as of the 16th day of June, 2026, by and between each of the entities listed on Schedule A, each severally and not jointly (each referred to herein as the “Fund”), as such Schedule may be amended from time to time, and J.P. Morgan Institutional Investments Inc. (“Distributor”), a Delaware corporation.

WHEREAS, the Fund is a closed-end management investment company registered with the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (“1940 Act”) that offers its common shares of beneficial interest (“Shares”) for sale continuously;

WHEREAS, the Fund’s Shares are currently divided into classes and the Fund currently offers the classes of Shares set forth in Schedule B hereto as such Schedule may be amended from time to time;

WHEREAS, the Distributor is registered as a broker-dealer with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Fund wishes to retain the Distributor to serve as distributor for the Shares and for such additional classes of Shares that the Fund may issue in the future, on the terms and conditions set forth below;

WHEREAS, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to certain of its classes of Shares (the “Plan”) authorizing payments by the Fund to the Distributor with respect to the distribution of such classes of Shares.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. SERVICES AS DISTRIBUTOR

1.1. Distribution Agent

Distributor will act as principal underwriter and agent for the distribution of the Shares covered by the registration statement and prospectus of the Fund then in effect under the Securities Act of 1933, as amended (“Securities Act”). The Fund grants Distributor the right to sell its Shares authorized for issue, at the net asset value per Share, plus any applicable sales charges, in accordance with the Prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the Securities Act, the rules and regulations of the SEC, the laws governing the sale of securities in the various states (“Blue Sky Laws”) and the terms of the Prospectus. As used in this Agreement, the term “registration statement” shall mean the registration statement that is filed with the Commission on Form N-2 registering a continuous offering of its Shares under the 1940 Act and the Securities Act, together with any amendments thereto. The term “Prospectus” shall mean each form of prospectus and Statement of Additional Information used by the Fund for delivery to shareholders and prospective shareholders after the effective dates of the above referenced registration statements, as may be amended, supplemented or replaced from time to time.

Notwithstanding Distributor’s appointment as principal underwriter and distributor of Shares, the Fund reserves the right to make sales of Shares without sales charges consistent with the terms of the Prospectus, including direct sales of Shares, and to engage in other legally authorized transactions in Shares. Such other transactions may include, without limitation, transactions between the Fund, or any class thereof, and its shareholders only; transactions involving the reorganization of the Fund; and transactions involving the merger or combination of the Fund with another corporation or trust.

1.2. Solicitation and Promotion

Distributor agrees to use a reasonable best efforts basis to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Distributor agrees that no offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws. The Distributor agrees to provide or cause to be provided a current Prospectus, including any written supplements, to prospective shareholders in accordance with the prospectus delivery requirements under the Securities Act. The Distributor may prepare, print and distribute such other sales literature and advertising materials in connection with the offering of Shares as it deems appropriate, provided that the Fund has previously approved such other sales literature and advertising materials. Without limiting the foregoing, the Distributor (which may include its affiliates) shall perform or supervise the performance by others of the distribution and marketing services set forth herein.

The Fund understands that Distributor may presently and in the future be the distributor of the shares of several investment companies or series (together, “Companies”) including Companies having investment objectives similar to those of the Fund. The Fund further understands that investors and potential investors in the Fund may invest in shares of such other Companies. The Fund agrees that Distributor’s duties to such Companies shall not be deemed in conflict with its duties to the Fund under this paragraph 1.2.

Distributor may finance appropriate activities which it deems reasonable which are primarily intended to result in the sale of the Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current Shareholders, and the printing and mailing of sales literature.

1.3. Sales of Shares

Distributor will have the right, as agent, to sell Shares to broker-dealers that are members of FINRA and who have entered into selling agreements with Distributor; or through other financial intermediaries, in each case against orders therefore. In consideration of these rights granted to the Distributor, the Distributor agrees to use all commercially reasonable efforts in connection with the sale of Shares; provided, however, that the Distributor will not be prevented from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction or laws of any foreign jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is not now registered or obligate the Distributor to sell any particular number of Shares. The Distributor will not direct remuneration from commissions paid by the Fund for portfolio securities transactions to a broker or dealer for promoting or selling Shares. The Fund reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it. All orders will be subject to acceptance and confirmation by the Fund. Throughout the term of this Agreement, the Distributor shall maintain such licenses and registrations as are necessary to permit it and its representatives and agents to provide the services hereunder.

1.4. Compliance

In its capacity as distributor of the Shares, all activities of Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Commission thereunder and all rules and regulations adopted by any securities association registered under the Exchange Act. Distributor may, without further consent on the part of the Fund, subcontract for the performance of any services hereof with any affiliated or unaffiliated entity that is duly registered as a broker or dealer pursuant to Section 15 of the Exchange Act, provided, however, that Distributor shall be fully responsible to the Fund for the acts and omissions of any party with whom it contracts.

1.5. Order Transmission

Distributor will transmit any orders received by it for purchase or repurchase requests of the Shares to the transfer agent and custodian for the Fund.

1.6. Right to Decline Orders

Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by abnormal circumstances of any kind, the Fund’s officers may decline to accept any orders for, or make any sales of, the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.7. Selling Agreements

The Distributor is authorized to enter into written agreements (“Sales Agreements”) with banks, broker/dealers, insurance companies, registered investment advisers and other financial institutions (collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief, and to fix therein the portion of the sales charge, if any, that may be allocated to the Intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. The Sales Agreements may be on the general forms that are approved by the Board (as defined below). The Distributor also may enter into other forms of agreements relating to selling agent activities and support as it deems appropriate, provided that the Distributor determines that the Fund’s responsibility or liability to any person under, or on account of any acts or statements of any such Intermediary under, any such agreement does not exceed its responsibility or liability under the general form(s) of Sales Agreement approved by the Board, and provided further that the Distributor determines that the overall terms of any such agreement are not materially less advantageous to the Fund than the overall terms of the general form(s) of Sales Agreement approved by the Board. Shares sold to Intermediaries will be for resale by such Intermediaries only at the public offering price set forth in the applicable Prospectus or as otherwise permissible under the federal and state securities laws. With respect to Intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell Shares, as agent for the Fund, only to such Intermediaries who are members in good standing of FINRA. The Fund acknowledges that Distributor may act as the Fund’s agent for transmitting, or arranging for transmission of, distribution fees to be paid to Intermediaries in accordance with arrangements between the Distributor and such Intermediaries. The Distributor will require that all Sales Agreements require Intermediaries to offer Shares only to those persons the Distributor or Intermediary making such offering of Shares (a) meeting the investor eligibility standards, if any, set forth in the Prospectus and (b) who subscribe for no less than the minimum denominations as specified in the Prospectus or as the Fund or Distributor shall advise. Distributor will act only on its own behalf as principal if it chooses to enter into Sales Agreements.

1.8. Qualification of Shares

The Fund agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor may designate.

1.9. Information Furnished

The Fund shall furnish from time to time, for use in connection with the sale of the Shares, such information with respect to the Fund and the Shares as Distributor may reasonably request; and the Fund warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Fund shall also furnish Distributor upon request with:

(a) unaudited semi-annual statements of the Fund’s books and accounts prepared by the Fund’s administrator; and

(b) from time to time such additional information regarding the financial condition of the Funds as Distributor may reasonably request.

1.10. Registration Statements and Prospectuses

The Fund represents to Distributor that, with respect to the Shares, all registration statements and prospectuses filed by the Fund with the Commission under the Securities Act have been prepared in conformity with requirements of the Securities Act and rules and regulations of the Commission thereunder. The registration statement and prospectuses contain all statements required to be stated therein in conformity with the Securities Act and the rules and regulations of the Commission and all statements of fact contained in any such registration statement and prospectuses are true and correct. Furthermore, neither any registration statement nor any prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The Fund shall not file any amendment to any registration statement or supplement to any prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

1.11. Indemnification by Fund

The Fund agrees to indemnify, defend and hold harmless the Distributor, each of its directors, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the Securities Act (collectively, the “Distributor Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Distributor Indemnified Parties may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials distributed on behalf of the Fund with respect to the securities covered by the Prospectus (the “Covered Documents”) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in connection with the giving of such information required to be stated in such answers or necessary to make the answers not misleading made in the Covered Documents about the Distributor in reliance upon and in conformity with written information furnished to the Fund by the Distributor expressly for use therein. In no case is the indemnity by the Fund in favor of the Distributor or any other person to be deemed to protect the Distributor or any other person against any liability to the Fund or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

1.12. Indemnification by Distributor

Distributor agrees to indemnify, defend and hold harmless the Fund, each of its trustees, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Fund within the meaning of Section 15 of the Securities Act (collectively, the “Fund Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Fund Indemnified Parties may become subject, to the extent, but only to the extent, that an untrue statement or alleged untrue statement or omission or alleged omission was made in a Covered Document, in reliance upon and in conformity with written information furnished to the Fund by or on behalf of the Distributor.

1.13 Indemnification Procedures

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(a) If any action or claim shall be brought against any Distributor Indemnified Party or Fund Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnified Party except to the extent such indemnifying party has been materially prejudiced by such failure.

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(b) Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

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(c) No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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(d) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

•	(e) The obligations of the indemnifying party under this Section 1.13 shall be in addition to any liability that the indemnifying party may otherwise have.

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(f) The indemnifying party’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement.

1.14 Contribution

If the indemnification provided for in this Section 1 is insufficient or unavailable to any Indemnified Party under this Section 1 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Fund on the one hand and the

Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 1.13(a), above, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Fund on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Fund on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Fund from the offering of the Shares under this Agreement (expressed in dollars) bears to the net profits received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Fund and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 1.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

1.15 Consequential Damages

In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

1.16 Limitation of Liability

The obligations of the Fund entered into in the name of the Fund or on behalf thereof by any of its trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

1.17. Suspension of Sales

No Shares shall be offered by either Distributor or the Fund under any of the provisions of this Agreement and no orders for the purchase or repurchase request of Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current prospectus as required by Section 10(b)(2) of the Securities Act is not on file with the Commission; provided, however, that nothing contained in this paragraph 1.12 shall in any way restrict or have an application to or bearing upon the Fund’s obligation to repurchase Shares from any Shareholder in accordance with the provisions of the 1940 Act, the Fund’s prospectuses, charter or declaration of trust (as applicable) or by-laws.

1.18. Notification Requirements

The Fund agrees to advise Distributor as soon as reasonably practical by a notice in writing delivered to Distributor or its counsel:

•	(a) of any request by the Commission for amendments to the registration statement or prospectus then in effect or for additional information;

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(b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or prospectus then in effect or the initiation by service of process on the Fund of any proceeding for that purpose;

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(c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or prospectuses then in effect or which requires the making of a change in such registration statement or prospectus in order to make the statements therein not misleading;

•	(d) of all actions of the Commission with respect to any amendment to any registration statement or prospectuses which may from time to time be filed with the Commission;

•	(e) of the commencement of any litigation or proceedings against the Fund or any of its officers or Trustees in connection with the issue and sale of any Shares.

1.19. Confidentiality

The Fund and Distributor acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process, or as requested by any governmental agency or regulatory authority. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference to, or reliance upon, Proprietary Information. In the event that a party (“disclosing party”) is requested or required by law to disclose any Proprietary Information, the disclosing party shall provide the other party (“non-disclosing party”) with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that the non-disclosing party may seek a protective order or other appropriate remedy; provided that no such notification shall be required in respect of any disclosure to any governmental agency or regulatory authority having jurisdiction over the disclosing party or its affiliates.

The Fund and Distributor acknowledge and agree on behalf of themselves and their directors, trustees, officers and employees that they may receive from each other information, or access to information, about the customers or about consumers generally (each as defined under Regulation S-P and collectively, “Customer Information”) including, but not limited to, non-public personal information such as a customer’s name, address, telephone number, social security/government ID, account relationships, account balances and account histories. All information, including Customer Information, obtained pursuant to this Agreement shall be considered confidential information. Each party agrees to restrict access to Customer Information to personnel who require access to effect the services set forth in this Agreement. Neither party shall disclose such confidential information to any other person or entity or use such confidential information other than as necessary to carry out the purposes of this Agreement, including its use under sections 248.14 and 248.15 of Regulation S-P (17 CFR 248.1 - 248.30) in the ordinary course of carrying out the purposes of the Distribution Agreement.

Distributor agrees to:

•	(a) Limit access to Customer Information to employees who have a need to know such information;

•	(b) Develop, implement and maintain written policies and procedures reasonably designed to safeguard and maintain the confidentiality and security of Customer Information;

•	(c) Use Customer Information only to carry out the purposes for which it was disclosed; and

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(d) Notify the Fund’s investment adviser promptly, but in no event later than 72 hours, after becoming aware of a breach in security resulting in unauthorized access to Distributor’s customer information system.

Distributor shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

1.20. Governing Law

This Agreement shall be governed by the laws of the State of New York.

1.21. Compliance Policies

The Distributor shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Distributor shall also provide the Fund’s chief compliance officer with periodic reports, certifications and other assistance regarding its compliance with the federal securities laws, including in respect of Rule 38a-1 under the 1940 Act, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

2. TERM, DURATION AND TERMINATION

This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue in effect until one year following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Fund’s Board of Trustees or Directors (as applicable) (the “Board”), and by:

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(a) the vote of a majority of those members of the Board who are not “interested persons” of and have no direct or indirect financial interest in the operation of this Agreement or any agreements related to it, cast in person at a meeting called or otherwise in compliance with applicable exemptive relief, among other things, for the purpose of voting on such approval; and

•	(b) the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund.

This Agreement may be terminated with respect to a Fund without penalty, on not less than 60 days prior written notice, by the Board, by vote of a majority of the outstanding voting securities of the Fund or by Distributor. The termination of this Agreement with respect to one Fund shall not result in the termination of the Agreement with respect to any other Fund. This Agreement will also terminate automatically in the event of its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

3. SALE OF SHARES SUBJECT TO A FRONT-END SALES LOAD

3.1. Provisions for Front-End Load Shares

Under this Agreement, the following provisions shall apply with respect to the sale of and payment for those Shares sold at an offering price which includes a front-end sales load (“Front-End Load Shares”) as described in the prospectuses of the Funds identified on Schedule C hereto (collectively, the “Front-End Load Funds”; individually, a “Front-End Load Fund”):

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(a) Distributor shall have the right to purchase Front-End Load Shares from the Front-End Load Funds at their net asset value and to sell such Shares to the public against orders therefor at the applicable public offering price, as defined in Section 3.2 below. Distributor also shall have the right to pay all or a portion of the sales charge referred to in Section 3.2 below to brokers, dealers, and other financial institutions and intermediaries selling Front-End Load Shares.

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(b) Prior to the time of delivery of any Front-End Load Shares by a Front-End Load Fund to, or on the order of, Distributor, Distributor shall pay or cause to be paid to the Front-End Load Fund or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such Shares. Distributor may retain all or a portion of any sales charge payable to brokers, dealers, and other financial institutions and intermediaries.

3.2. Public Offering Price

The public offering price of Front-End Load Shares of a Front-End Load Fund shall be the net asset value of the Share, plus any applicable sales charge, all as set forth in the current Prospectus of the Front-End Load Fund. The net asset value of Front-End Load Shares shall be determined in accordance with the provisions of the Fund’s charter or declaration of trust, as applicable, by-laws, and the then-current Prospectus of the Front-End Load Fund.

3.3. Issuance at Net Asset Value

The Front-End Load Funds reserve the right to issue, transfer or sell Front-End Load Shares at net asset value in connection with mergers, pro rata distributions, subscription rights, exchange and reinvestment privileges, and as otherwise described in the current Prospectus.

4. SHARES SUBJECT TO A RULE 12B-1 FEE

4.1. Distribution Plan Classes

Under this Agreement, the following provisions shall apply with respect to Shares of Classes of the Fund, other than those of a Class featuring a contingent deferred sales charge (“CDSC”), that are subject to a fee under a Distribution Plan established pursuant to Rule 12b-1 under the 1940 Act (“Plan”) as described in the Prospectus of the Fund and identified on Schedule C hereto (collectively, the “Distribution Plan Classes;” individually, a “Distribution Plan Class”):

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(a) Distributor shall receive from the Fund all distribution fees, as applicable, at the rate and under the terms and conditions set forth in each Plan adopted by each Distribution Plan Class of each Fund, as such Plans may be amended from time to time, and subject to any further limitations on such fees as the Board may impose.

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(b) Distributor may reallow any or all of the distribution fees which it is paid by the Fund with respect to each Distribution Plan Class of each Fund to such brokers, dealers and other financial institutions and intermediaries as Distributor may from time to time determine.

5. SHARES SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE

5.1. CDSC Class Shares

The Fund may offer Shares subject to a CDSC. Distributor may pay brokers, dealers and other financial institutions and intermediaries commissions with regard to the sale of CDSC Shares. Under this Agreement, the following provisions shall apply with respect to Shares of a Class featuring a CDSC (a “CDSC Class”) as described in the Prospectus of the Fund and identified on Schedule C hereto.

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(a) Distributor shall be entitled to receive all CDSC payments on Shares of a CDSC Class. Distributor may assign or sell to a third party (a “CDSC Financing Entity”) all or a part of the CDSC payments on Shares of a CDSC Class that Distributor is entitled to receive under this Agreement.

•	(b) Distributor shall be entitled to receive all distribution fees at the rate and under the terms and conditions set forth in the Plan adopted by the Fund with respect to a CDSC Class on Shares sold.

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(c) Distributor shall not be required to offer or sell Shares of a CDSC Class if the Plan adopted by the CDSC Class is terminated and unless and until it has received a binding commitment from a CDSC Financing Entity satisfactory to Distributor.

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(d) Distributor may enter into arrangements regarding the financing of commissions pertaining to the sale of shares of a CDSC Class only upon written approval of the Fund’s Chief Financial Officer, Treasurer, or their designee.

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(e) Distributor and the Fund hereby agree that the terms and conditions set forth herein regarding the offer and sale of Shares of a CDSC Class may be amended upon approval of both parties in order to comply with the terms and conditions of any agreement with a CDSC Financing Entity.

6. LIMITATION OF LIABILITY OF THE BOARD AND SHAREHOLDERS

The obligations of the Fund entered into in the name or on behalf thereof by any of the Board, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Board members, Shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with class of Shares of the Fund must look solely to the assets of the Fund belonging to class for the enforcement of any claims against the Fund.

The execution and delivery of this Agreement have been authorized by the Fund’s Board, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in the Fund’s charter or declaration of trust (as applicable) and by-laws.

7. ANTI-MONEY LAUNDERING

Distributor acknowledges that:

•	(a) it is registered as a broker-dealer with the Commission under the Exchange Act and a member of FINRA;

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(b) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the Commission (collectively, “Money Laundering Laws”) in its duties as a Distributor under this Agreement, provided that such duties and corresponding compliance with Money Laundering Laws are not delegated or otherwise carried out by placement agents, financial intermediaries, the Fund’s administrator or the Fund’s transfer agent pursuant to separate agreements between such party and the Fund or Distributor, provided further that any such delegation or other arrangement must be approved in advance by the Fund; and

•

(c) it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) appropriate risk-based procedures for conducting ongoing customer due diligence, including: (a) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile and (b) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information (including beneficial ownership information of legal entity customers); and (v) appropriate record keeping procedures.

Each of Distributor and the Fund agrees that it will take such further steps, and cooperate with the other, to facilitate compliance with Money Laundering Laws, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, the Fund’s compliance officer and the applicable regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Fund.

8. RECORDS

The books and records pertaining to the Fund, which are in the possession or under the control of Distributor, will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Fund, the Distributor will provide copies of such books and records to the Fund or its authorized persons, at the Fund’s expense.

9. EXPENSES

9.1 Fund Expenses

The Fund will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the Securities Act and amendments for the issue of its Shares; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the Board will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such; (iv) charges by FINRA in connection with FINRA review of Fund advertising and marketing materials; and (v) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders.

9.2 Distributor Expenses

Distributor will pay all of its costs and expenses (other than expenses which one or more dealers may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

10. MISCELLANEOUS

10.1 Independent Contractor

The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Fund in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees.

10.2 Notices

All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) sent via electronic mail, or (d) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: James Hoffman, JPMorgan Institutional Investments Inc., 270 Park Avenue, New York, NY 10017 Notices to the Fund will be sent to the attention of: Glenn Hill, J.P. Morgan Investment Management Inc., 390 Madison Avenue, New York, NY 10017.

10.3 Dispute Resolution

Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.4 Force Majeure

No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.5 Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11. COUNTERPARTS

This Agreement may be executed by the parties in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF

The parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

JPMorgan Public and Private Income Fund

JPMorgan Credit Markets Fund

By:	/s/ Timothy J. Clemens
Name:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

ACCEPTED BY:
J.P. Morgan Institutional Investments Inc.

By:	/s/ James A. Hoffmann
Name:	James A. Hoffmann
Title:	Executive Director

Schedule A

Fund	State and Form of Organization

JPMorgan Credit Markets Fund	Delaware Statutory Trust
JPMorgan Public and Private Income Fund	Delaware Statutory Trust

Schedule B

Fund	Share Class

JPMorgan Credit Markets Fund	Class S Class A Class I

JPMorgan Public and Private Income Fund	Class S Class A Class I

Schedule C

Fund	Front-End Load Class	Distribution Plan Class	CDSC Class

JPMorgan Credit Markets Fund	Class A	Class S Class A	Class A

JPMorgan Public and Private Income Fund	Class A	Class S Class A	Class A